CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Representations and Warranties” (paragraph 4.1(i) and 4.2(g)) of the Agreement and Plan of Reorganization (included in Exhibit A), “Financial Highlights,” and “Experts” in the Combined Proxy Statement of the Transamerica Emerging Markets/Pacific Rim VP, Transamerica Global Growth VP, and Transamerica Global Conservative VP, and Prospectus of the Transamerica AEGON Active Asset Allocation – Moderate Growth VP and Transamerica AEGON Active Allocation – Conservative VP that forms part of the Registration on Form N-14 (the “N-14 Registration Statement”).

We also consent to the incorporation by reference, into such N-14 Registration Statement of our report, dated February 24, 2011, with respect to the financial statements and financial highlights of Transamerica Emerging Markets/Pacific Rim VP, Transamerica Global Growth VP, and Transamerica Global Conservative VP, included in the Annual Report to Shareholders for the fiscal year ended December 31, 2010.

/s/ Ernst & Young LLP
Boston, Massachusetts
October 20, 2011